Exhibit 10.2

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

This SUPPORT AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is dated as of July 3, 2023, by and among BEP Diamond Topco L.P., a Delaware limited partnership (the “Stockholder”), and NexTier Oilfield Solutions Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Patterson-UTI Energy, Inc., a Delaware corporation (“Parent”), the Company, Pecos Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub Inc.”), and Pecos Second Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC”), have entered into an Agreement and Plan of Merger, dated as of June 14, 2023 (the “Merger Agreement”), pursuant to which Merger Sub Inc. will merge with and into the Company (the “First Company Merger”), with the Company surviving the First Company Merger as a wholly owned subsidiary of Parent, pursuant to and in accordance with the provisions of the DGCL, and immediately after the First Company Merger, the Company will merge with and into Merger Sub LLC (the “Second Company Merger” and, together with the First Company Merger, the “Mergers”), with Merger Sub LLC surviving the Second Company Merger as a wholly owned subsidiary of Parent, pursuant to and in accordance with the provisions of the DGCL and the DLLCA, and providing for, among other things, by virtue of the First Company Merger, each share of common stock, par value $0.01 per share, of the Company (other than shares to be cancelled pursuant to the Merger Agreement) being converted into the right to receive 0.7520 validly issued, fully paid and nonassessable shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”);

WHEREAS, upon the consummation of the transactions (the “Ulterra Transaction”) contemplated by the Agreement and Plan of Merger, dated as of July 3, 2023 (the “Ulterra Agreement”), by and among Parent, PJ Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent, PJ Second Merger Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent, BEP Diamond Holdings Corp., a Delaware corporation, and the Stockholder, Parent shall issue to the Stockholder 34,900,000 shares of Parent Common Stock, some of which may be held in escrow pursuant to one or more escrow agreements (collectively, the “Escrow Agreement”) as set forth in the Ulterra Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers (collectively, the “Transactions”), are fair to, and in the best interests of, Parent and the holders of shares of Parent Common Stock, (b) approved and declared advisable the Merger Agreement, the Parent Charter Amendment and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, (c) directed that the Share Issuance and the Parent Charter Amendment be submitted to the holders of Parent Common Stock for their approval, and (d) resolved to recommend that the holders of shares of Parent Common Stock vote in favor of the Share Issuance and the Parent Charter Amendment; and

WHEREAS, the Stockholder, in its capacity as a stockholder of Parent upon consummation of the Ulterra Agreement, is entering into this Agreement in connection with the Company’s willingness to enter into the Merger Agreement and to consummate the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises, the Stockholder agrees as follows:

1.

The Stockholder represents, warrants and agrees that (a) the number of shares of Parent Common Stock issuable to Stockholder upon consummation of the Ulterra Transaction shall equal 34,900,000 shares (the “Shares”), some of which shall be held in escrow pursuant to the Escrow Agreement and the Ulterra Agreement; (b) provided the representations and warranties of Parent in the Ulterra Agreement are true and correct, the Stockholder will own such Shares free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as arising under the Escrow Agreement and the Ulterra Agreement, and (c) provided the representations and warranties of Parent in the Ulterra Agreement are true and correct, the Stockholder will have the power to vote all Shares without restriction (except any restrictions pursuant to the Escrow Agreement) and that no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been revoked.

2.

The Stockholder agrees that, prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting but in any event, only for the period beginning on the Closing Date and ending 120 days following the Closing Date (as defined in the Ulterra Agreement), it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than with the prior written consent of the Company. If any Shares are disposed by the Stockholder on or after 120 days following the Closing Date, other than to an Affiliate of the Stockholder, the obligations hereunder, including the obligations to vote Shares in the manner set forth in paragraph 3(b), shall not apply with respect to such Shares and such Shares shall no longer be considered “Shares” for purposes of this Agreement.

3.

Unless and until the termination of this Agreement pursuant to paragraph 7, and effective upon consummation of the Ulterra Transaction, at every meeting of the stockholders of Parent called (whether annual or special), and at every postponement or adjournment thereof, the Stockholder irrevocably and unconditionally agrees to (a) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote all of the Shares entitled to be voted thereat or to cause all of the Shares to be voted thereat (with respect to any such Shares held in escrow, to the extent permitted under the Escrow Agreement): (i) in favor of the Share Issuance and the Parent Charter Amendment and (ii) against (A) any proposal made in opposition to the Share Issuance or the Parent Charter Amendment or that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage, adversely affect, compete or be inconsistent with the Mergers or the consummation of the Transactions, (B) any Acquisition Proposal and (C) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Parent under the Merger Agreement or of the Stockholder under this Agreement.

4.

In furtherance of the agreements contained in paragraph 3 and as security for this Agreement, the Stockholder hereby irrevocably and unconditionally appoints Kevin McDonald and Kenneth Pucheu (the “Grantees”), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the Stockholder, for and in the name, place and stead of the Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, the Shares, subject to (a) the terms and conditions of paragraph 2, (b) the termination of this Agreement pursuant to paragraph 7 or (c) the express provisions of the Escrow Agreement, (i) in favor of the Share Issuance and the Parent Charter Amendment, (ii) against any matter referred to in paragraph 3(b)(ii) and (iii) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Parent held in connection with any of the foregoing. The Stockholder hereby affirms that the irrevocable proxy set forth in this paragraph 4 is given in connection with, and in consideration of, the execution of the Merger Agreement by the Company, Parent, Merger Sub Inc. and Merger Sub LLC, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the proxy granted in this paragraph 4 is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Parent Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL and is limited to the Shares owned by the Stockholder at the time the vote is to occur, pursuant to the terms and conditions set forth in any proxy statement.

5.

The Stockholder represents and warrants that it has all necessary power and authority to enter into this Agreement, and that this Agreement is the legal, valid and binding agreement of the Stockholder and is enforceable against the Stockholder in accordance with its terms.

6.

In the event that any Affiliate of the Stockholder acquires record or beneficial ownership of any of the Shares after the Closing Date, the Stockholder shall cause such Affiliate to enter into a joinder to this Agreement, in a form and substance satisfactory to the Company, requiring such Shares to be subject to this Agreement to the same extent that such Shares would have been had they been owned by the Stockholder.

7.

This Agreement shall terminate on the earlier of (a) termination of the Merger Agreement in accordance with its terms, (b) termination of the Ulterra Agreement in accordance with its terms, (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that increases the Exchange Ratio or is otherwise materially adverse to the Stockholder, (d) such time that the Parent Board effects a Change of Recommendation in compliance with the terms and conditions of Section 7.2 of the Merger Agreement or (e) the day following the Effective Time.

8.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws. Each of the parties hereto agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement exclusively in the Chosen Court and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in paragraph 11 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

9.

The Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees in respect of itself that in the event of any such breach, the Company shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

10.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.

All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon a party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that the transmission of the email is promptly confirmed by telephone or response email:

If to Stockholder:

BEP Diamond Topco L.P.,

c/o The Blackstone Group L.P.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Darius Sepassi

Email: darius.sepassi@blackstone.com

With a copy (which shall not constitute notice) to:

The Blackstone Group L.P.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Natasha Gopaul

Email: natasha.gopaul@blackstone.com

If to the Company:

NexTier Oilfield Solutions Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

Attention: Kevin McDonald

E-mail: Kevin.McDonald@nextierofs.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C.

Adam D. Larson, P.C.

Camille Walker

E-mail:    Sean.Wheeler@kirkland.com

Adam.Larson@kirkland.com

Camille.Walker@kirkland.com

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

12.

This Agreement may not be amended, and no provision waived, without the prior written consent of the parties hereto and Parent. Parent is hereby made an express third party beneficiary of this Agreement and shall be entitled to enforce the foregoing sentence and to enforce any other provisions of this Agreement to the same extent as the Company.

[SIGNATURE PAGES FOLLOWS]

Please confirm that the foregoing correctly states the understanding between us and you by signing and returning to us a counterpart hereof.

Very truly yours,

NexTier Oilfield Solutions Inc.

By:	/s/ Kevin McDonald
Name: Kevin McDonald
Title: Executive Vice President

BEP Diamond Topco L.P.

By:	/s/ John Clunan
Name: John Clunan
Title: President and Chief Executive Officer